UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 9, 2013

AMERICAN MIDSTREAM PARTNERS, LP
(Exact name of registrant as specified in its charter)
Delaware    001-35257    27-0855785

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
1614 15th Street, Suite 300 Denver, Colorado (Address of principal executive offices)	80202 (Zip Code)

Registrant’s telephone number, including area code: (720) 457-6060

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
Equity Restructuring Agreement
Effective August 9, 2013, American Midstream Partners, LP (the “Partnership”), entered into an Equity Restructuring Agreement with American Midstream GP, LLC (the “General Partner”) and High Point Infrastructure Partners, LLC (“HPIP”). As part of the Equity Restructuring Agreement, the Partnership's 4,526,066 subordinated units (the “Subordinated Units”) and previous incentive distribution rights (the “Former IDRs”) (all of which were owned by the General Partner, which is controlled by HPIP) were combined into and restructured as a new class of incentive distribution rights (the “New IDRs”). Upon the issuance of the New IDRs, the Subordinated Units and Former IDRs were cancelled. Following such combination and restructuring, the Partnership expects to receive $12.5 million that was previously held in escrow following HPIP's acquisition of 90% of the General Partner, which the Partnership will use to repay borrowings under its credit facility.

Following the aforesaid combination and restructuring, the New IDRs are allocated 85.02% to HPIP and 14.98% to the General Partner in accordance with each party's respective capital contribution to such combination and restructuring. The New IDRs entitle the General Partner to receive 48% of any quarterly cash distributions from available cash after the Partnership's common unitholders have received the full minimum quarterly distribution ($0.4125 per unit) for each quarter plus any arrearages from prior quarters (of which there are currently none).

The Equity Restructuring Agreement also provides for the issuance of warrants to the General Partner to purchase up to 300,000 common units of the Partnership at an exercise price of $0.01 per common unit (the “Warrants”). The Warrants are exercisable on the later of (i) the date that is 18 months from the equity restructuring completion date and (ii) the date that the volume weighted average trading price of the common units, based on the closing price of the common units traded on the New York Stock Exchange, exceeds $25.00 for 30 consecutive trading days. The Warrants contain customary anti-dilution and other protections. The Warrants will be transferred to an escrow agent for subsequent conveyance to AIM Midstream Holdings, LLC, owner of the Class B interest of the General Partner, upon release of the aforesaid $12.5 million from escrow.
The description of the Equity Restructuring Agreement contained in this Item 1.01 is not complete and is qualified in its entirety by reference to the full text of the Equity Restructuring Agreement, which is filed as Exhibit 10.1 hereto and incorporated by reference herein. The description of the Warrants contained in this Item 1.01 is not complete and is qualified in its entirety by reference to the full text of the Warrant Agreement, which is filed as Exhibit 4.1 hereto and incorporated by reference herein.
Fourth Amended and Restated Partnership Agreement
Effective as of August 9, 2013, the Partnership entered into the Fourth Amended and Restated Agreement of Limited Partnership of American Midstream Partners, LP (“Fourth Amended and Restated Partnership Agreement”) to reflect (a) the combination and restructuring of the Subordinated Units and the Former IDRs as the new IDRs; (b) the removal of references to the Subordinated Units and the subordination period; (c) certain other changes related to the foregoing; (d) the removal of certain legacy provisions; and (e) the creation of the Warrants. In addition, the Fourth Amended and Restated Partnership Agreement provides that the General Partner may not be removed without the affirmative vote of (i) two thirds of our outstanding units (including units held by the General Partner and its affiliates) and (ii) prior to August 9, 2018, a majority of the holders of the New IDRS, so long as the holders of the New IDRs as of the effective date of the Fourth Amended and Restated Partnership Agreement and their affiliates continue to own a majority of the New IDRs.
The description of the Fourth Amended and Restated Partnership Agreement contained in this Item 1.01 is not complete and is qualified in its entirety by reference to the full text of the Fourth Amended and Restated Partnership Agreement, which is filed as Exhibit 3.1 hereto and incorporated by reference herein.

Item 3.02 Unregistered Sales of Equity Securities.
The information contained in Item 1.01 in this Current Report on Form 8-K is incorporated by reference into this Item 3.02. The Partnership issued the New IDRs and the Warrants pursuant to the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended.
Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
Effective as of August 9, 2013, the Partnership entered into the Fourth Amended and Restated Partnership Agreement. The description of the Fourth Amended and Restated Partnership Agreement in Item 1.01 hereto are hereby incorporated by reference into this Item 5.03.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits. See “Exhibits Index” attached to this Current Report on Form 8-K, which is incorporated by reference herein.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

American Midstream Partners, LP By: American Midstream GP, LLC, its General Partner
Date: August 15, 2013	By: /s/ Daniel C. Campbell Name: Daniel C. Campbell Title: Senior Vice President and Chief Financial Officer

Exhibit Index

Exhibit Number        Description

3.1	Fourth Amended and Restated Agreement of Limited Partnership of American Midstream Partners, LP, dated August 9, 2013.

4.1	Warrant to Purchase Common Units of American Midstream Partners, LP.

10.1
Equity Restructuring Agreement, dated as of August 9, 2013, by and between American Midstream Partners, LP, American Midstream GP, LLC and High Point Infrastructure Partners, LLC (includes Form of Warrant).